Exhibit 99.5

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 25, 2018

BY AND AMONG

TLP FINANCE HOLDINGS, LLC,

TLP ACQUISITION HOLDINGS, LLC,

TLP MERGER SUB, LLC,

TRANSMONTAIGNE PARTNERS L.P.,

TRANSMONTAIGNE GP L.L.C.,

AND

(solely for purposes of Section 6.19)

TLP EQUITY HOLDINGS, LLC

i

ii

Section 9.9	Notices	51
Section 9.10	Severability	52
Section 9.11	Exculpation of Financing Sources	52
Section 9.12	Non-Recourse	53

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 25, 2018 (this “Agreement”), is by and among TLP Finance Holdings, LLC, a Delaware limited liability company and sole member of Merger Sub (“Parent”), TLP Acquisition Holdings, LLC, a Delaware limited liability company that is the sole member of Parent and the Partnership GP (“TLP Holdings”), TLP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), TransMontaigne Partners L.P., a Delaware limited partnership (the “Partnership”), TransMontaigne GP L.L.C., a Delaware limited liability company (the “Partnership GP”) and, solely for the purposes of Section 6.19, TLP Equity Holdings, LLC, a Delaware limited liability company and an Affiliate of each of Parent and TLP Holdings (“Equity Holdings”). Each of Parent, TLP Holdings, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee of the Board of Directors of the Partnership GP (the “GP Conflicts Committee”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which action constituted “Special Approval” as defined in the Partnership Agreement, (iii) recommended that the Board of Directors of the Partnership GP (the “GP Board”) approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement, including the Merger, by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts Committee) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners, and (iv) recommended approval of this Agreement, including the Merger, by the Limited Partners;

WHEREAS, TLP Holdings, as sole member of the Partnership GP, has approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent owns all of the issued and outstanding limited liability company interests in Merger Sub (the “Merger Sub Interests”);

WHEREAS, in connection with the transactions contemplated by this Agreement and prior to Closing, (i) Equity Holdings and TLP Holdings shall each have contributed, directly or indirectly, 100% of their common units in the Partnership to Parent and (ii) TLP Holdings shall have contributed 100% of its interests in TLP Management Services LLC to Parent (the “Sponsor Unit Transfer”);

WHEREAS, the Managing Member of Parent (the “Parent Board”) has (i) determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of Parent, and declared it advisable, to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Parties have required, as a condition to their willingness to enter into this Agreement, that Parent, TLP Holdings and Equity Holdings simultaneously herewith enter into the Support Agreement, pursuant to which, among other things, Parent, TLP Holdings and Equity Holdings each agree to support the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent has delivered to the Partnership a duly executed guaranty (the “Limited Guarantee”) of Pike Petroleum Holdings, LLC the (“Guarantor”) in favor of the Partnership, which, subject to the terms and conditions therein, guarantees the obligations of the Parent under Section 8.2(b); and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquisition Proposal” means any inquiry, proposal or offer from or by any Person other than Parent, Merger Sub or their respective Affiliates relating to: (a) any direct or indirect acquisition (whether in a single transaction or series of related transactions) of (i) more than 15% of the assets of the Partnership and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding equity securities of the Partnership or (iii) a business or businesses that constitute more than 15% of the cash flow, net revenues or net income of the Partnership and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or “group” (as defined in

Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding equity securities of the Partnership; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership or any of its Subsidiaries, other than the Merger, which is structured to permit a Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of the Partnership’s consolidated assets, net income, net reserves or equity securities.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, (a) the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Affiliates of TLP Holdings, Parent, Equity Holdings or any of their respective Subsidiaries and (b) TLP Holdings shall be deemed to be an Affiliate of Parent and its Subsidiaries (excluding the Partnership, the Partnership GP and their respective Subsidiaries) and shall not be considered an Affiliate of the Partnership, the Partnership GP or any of their respective Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, in each case including the rules and regulations promulgated thereunder, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Book-Entry Units” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Denver or New York are authorized or required by applicable Law to be closed.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Units” has the meaning set forth in Section 3.1(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Code” has the meaning set forth in Section 3.2(h).

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.3, as determined by the Partnership in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than one (1) year, (b) provide that all non-public information pertaining to the Partnership and/or Parent be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that Parent is a third-party beneficiary with respect to any breach thereof relating to information relating to Parent.

“Consent” has the meaning set forth in Section 4.4(b).

“Contract” means any contract (whether written or oral), purchase order, license, sublicense, lease, sublease, franchise, warranty, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten.

“Debt Financing” means the debt financing to be provided to Parent in the amounts and on the terms set forth in the Term Loan Facility.

“Debt Financing Sources” means the lenders, agents, underwriters, commitment parties and arrangers of any Debt Financing, together with their respective Affiliates, officers, directors, employees, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements related thereto.

“DERs” has the meaning set forth in Section 3.3(a).

“Divestiture Condition” means (a) any restriction, prohibition or limitation of ownership or operation by any of Parent or its Affiliates of all or any portion of the businesses or assets of the Partnership, the Partnership GP or their Subsidiaries in any manner in any part of the world, (b) any requirement that any of Parent or its Affiliates or any of the Partnership, the Partnership GP or their Subsidiaries sell, divest, hold separate or otherwise dispose of, or enter into a voting trust, proxy or “hold separate” Contract or similar Contract with respect to, all or any portion of their respective businesses or assets or (c) any restriction, prohibition or limitation on the ability of any of the Parent or its Affiliates or any of the Partnership, the Partnership GP or their Subsidiaries to conduct their respective businesses, enter into any new line of business or own or operate any of their respective assets, in each case, in any manner in any part of the world.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Effect” has the meaning set forth in the definition of Partnership Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.3.

“Equity Commitment Letter” has the meaning set forth in Section 5.10.

“Equity Financing” has the meaning set forth in Section 5.10.

“Equity Holdings” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“Financing” has the meaning set forth in Section 5.10.

“Financing Documents” has the meaning set forth in Section 5.10.

“Financing Sources” means, collectively, the sources of the Equity Financing, together with their respective Affiliates (other than TLP Holdings, Equity Holdings, Parent and Merger Sub), officers, directors, employees, agents and representatives and their successors and assigns, and the Debt Financing Sources.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state, local, tribal, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“GP Conflicts Committee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, TLP Management Services LLC or any of their respective Subsidiaries or the Partnership GP and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or the Partnership GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators.

“Knowledge” means, in the case of the Partnership and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Laws” means any law, statute, constitution, act, fundamental principle of common law, ordinance, rule, regulation, code, injunction, order, judgment, settlement, ruling, decree, directive, code, writ, binding case law, governmental guideline or interpretation having the force of law or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority.

“Liens” means any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various states of the United States or similar Law of other applicable jurisdictions).

“Limited Guarantee” has the meaning set forth in the Recitals.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Material Contract” means any Contract that would be required to be filed by the Partnership as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

“Maximum Amount” has the meaning set forth in Section 6.7(b).

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Interests” has the meaning set forth in the Recitals.

“Notice of Proposed Adverse Recommendation Change” has the meaning set forth in Section 6.3(c)(i).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Expenses” means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) actually incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000.

“Parent Organizational Documents” has the meaning set forth in Section 5.1.

“Parent Related Party” has the meaning set forth in Section 8.2(b).

“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.3(b).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 27, 2005, as amended, modified or supplemented from time to time.

“Partnership Balance Sheet” has the meaning set forth in Section 4.5(c).

“Partnership Board Recommendation” has the meaning set forth in Section 6.1(b).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Equity Plans” means, collectively, the Partnership Long-Term Incentive Plan and the Partnership Savings and Retention Plan.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of February 22, 2016, as amended modified or supplemented from time to time.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Long-Term Incentive Plan” means the TLP Management Services LLC 2016 Long-Term Incentive Plan, effective February 26, 2016, as amended from time to time and including any successor or replacement plan or plans.

“Partnership Material Adverse Effect” means any change, event, effect or occurrence (each, an “Effect”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Partnership and its Subsidiaries, taken as a whole, or (b) prevents or would reasonably be expected to prevent the consummation of the Merger, provided that, for purposes of clause (a), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Partnership Material Adverse Effect: any Effect that results from or arises in connection with (A) conditions in the industries and regions in which the Partnership operates, including circumstances affecting the petroleum products production, transportation, storage, distribution, refining, terminaling or retail industries or systems, (B) general economic or regulatory, legislative or political conditions (or changes therein) or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, commodity prices, credit markets and price levels or trading volumes), (C) any change or prospective change in applicable Law or GAAP (or interpretation or enforcement thereof) (1) applicable to the Partnership or any of its properties, operations or assets or (2) generally affecting the industries or markets in which the Partnership and its Subsidiaries operate, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war (whether or not declared), sabotage, terrorism or any epidemics, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism or any epidemics, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster or any other national or international calamity or crises, (F) the failure, in and of itself, of the Partnership or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of any securities or indebtedness of the Partnership or any of its Subsidiaries or the credit rating of the Partnership (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Partnership Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency and consummation of any of the transactions contemplated hereby or any Proceeding in respect of this Agreement or any of the transactions contemplated hereby, (H) the compliance with the terms of this Agreement (other than with respect to any obligation of the Partnership or any of its Subsidiaries in accordance with Section 6.2) and any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Partnership or of any of its Subsidiaries as a result of the execution of this Agreement or compliance with the terms hereof, and (I) any action taken by the Partnership or any of its Subsidiaries at Parent’s written request or with Parent’s written consent, except in the case of clauses (A), (B), (C) or (D), to the extent that the Partnership and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries or markets in which the Partnership and its Subsidiaries operate.

“Partnership Notice Period” has the meaning set forth in Section 6.1(c)(i).

“Partnership Option” means an outstanding option, warrant or right to acquire Partnership Interests as of immediately prior to the Effective Time, other than pursuant to the Partnership Equity Plans.

“Partnership Organizational Documents” has the meaning set forth in Section 4.1.

“Partnership Phantom Units” means the phantom units issued under the Partnership Long-Term Incentive Plan, including those issued thereunder pursuant to the Partnership Savings and Retention Plan that have not been vested and settled prior to the Effective Time.

“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Merger.

“Partnership Savings and Retention Plan” means the TLP Management Services LLC Savings and Retention Plan, effective February 26, 2016, as amended from time to time and including any successor or replacement plan or plans.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Subsidiary Documents” means the certificates of limited partnership and partnership agreements (or comparable Organizational Documents) of each of the Partnership’s Subsidiaries.

“Partnership Unaffiliated Unitholders” means Unitholders other than TLP Holdings, Parent, Merger Sub, Partnership GP and their respective Affiliates.

“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(a).

“Partnership Unitholder Meeting” has the meaning set forth in Section 6.1(b).

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Receiving Party” has the meaning set forth in Section 6.3(a).

“Related Party” shall mean the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and representatives.

“Representatives” has the meaning set forth in Section 6.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Partnership Phantom Units, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Schedule 13E-3” has the meaning set forth in Section 5.5.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sponsor Units” means each Common Unit that is, as of the Closing held by Parent, TLP Holdings, Equity Holdings or their respective permitted transferees.

“Sponsor Unit Transfer” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such party; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Subsidiaries of Parent, Equity Holdings or TLP Holdings.

“Support Agreement” means the Support Agreement entered into by the Partnership, TLP Holdings and Equity Holdings on the date hereof.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” or “Taxes” means all forms of taxation or duties imposed by any Governmental Authority, or required by any Governmental Authority to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Facility” means that certain Senior Secured Credit Facility, dated as of November 25, 2018, and as amended from time to time in accordance with this Agreement, by and among Parent, TLP Holdings and the lenders from time to time party thereto.

“TLP Holdings” has the meaning set forth in the Preamble.

“Unit” has the meaning set forth in the Partnership Agreement.

“Unitholder” means the holders of Units.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party hereto by virtue of such prior drafts;

(k) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(l) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(m) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to time mean Houston, Texas time.

ARTICLE II

The Merger

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership and direct wholly-owned Subsidiary of Partnership GP and Parent (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 10:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5 Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall be amended and restated in the form provided by Parent prior to Closing and, as so amended and restated, shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6 Admission as Partner. At the Effective Time, (a) by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, Parent is hereby admitted as a Limited Partner of the Partnership and shall be registered as such on the books and records of the Partnership, (b) by virtue of the Merger, Parent and Partnership GP will hold all Limited Partner Interests in the Partnership, (c) the Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership pursuant to Section 3.1(b) and (d) the Partnership shall continue without dissolution.

ARTICLE III

Merger Consideration; Exchange Procedures

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent equity or voting securities or Partnership equity or voting securities:

(a) Conversion of Common Units (other than Sponsor Units). Subject to Section 3.1(f) and Section 3.4, each Common Unit (other than the Sponsor Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive (i) $41.00 per Common Unit in cash without any interest thereon plus (ii) an amount equal to $0.805 per Common Unit in cash without any interest thereon if the record date for the Partnership’s quarterly cash distribution with respect to the quarter ended immediately preceding the quarter in which the Closing occurs shall not have occurred prior to the Effective Time (collectively, the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be canceled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c) without interest.

(b) Conversion of General Partner Units. Each General Partner Unit issued and outstanding immediately prior to the Effective Time shall be converted into (i) one Common Unit, which Common Unit shall be unchanged and remain outstanding in the Merger, and (ii) in aggregate, a non-economic general partner interest in the Surviving Entity. As of the Effective Time, all General Partner Units converted into the right to receive the Common Units and a non-economic general partner interest pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof.

(c) Conversion of Incentive Distribution Rights. The Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time shall be converted into 100 Common Units, which Common Units shall be unchanged and remain outstanding in the Merger. As of the Effective Time, all Incentive Distribution Rights converted into the right to receive Common Units pursuant to this Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and cease to exist, and no consideration shall be delivered in respect thereof.

(d) Sponsor Units and Units Issued at the Effective Time Unaffected. Each Sponsor Unit issued and outstanding as of immediately prior to the Effective Time and Common Units issued pursuant to Section 3.1(b) and 3.1(c) will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(e) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Common Units equal to the Common Units cancelled pursuant to Section 3.1(a). At the Effective Time, the books and records of the Partnership shall be revised to reflect that all Limited Partners of the Partnership immediately prior to the Effective Time (other than Parent) cease to be Limited Partners of the Partnership pursuant to this Agreement and that Parent is the only Limited Partner of the Partnership and Parent and Partnership GP will hold all of the Common Units of the Surviving Entity.

(f) Treatment of Partnership Owned Units. Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership will be automatically cancelled and will cease to exist. No consideration will be delivered in exchange for such cancelled Partnership Interests.

(g) Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such Unitholders or former-Unitholders, as applicable. To the extent applicable, Unitholders prior to the Effective Time shall have no rights to any distribution with respect to such Units with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2 Surrender of Common Units.

(a) Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units other than The Depository Trust Company (“DTC”) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b) Deposit. On or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c) Exchange. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Section 3.1(a). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing, provided that (i) no Person beneficially owning Common Units through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d) Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Unit. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, Parent, Merger Sub, the Partnership and the Partnership GP shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III.

(h) Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and the treasury regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i) Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.3 Treatment of Partnership Phantom Units; Termination of Partnership Equity Plans.

(a) As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Board (or, if appropriate, any committee administering the Partnership Equity Plans) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plans (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3. Immediately prior to the Effective Time, all awards of the Partnership Phantom Units then outstanding shall be adjusted as necessary to provide that, at the Effective Time, each Partnership Phantom Unit will be converted into a right to receive a cash payment in an amount equal to the Merger Consideration with respect to each Partnership Phantom Unit, which amount (i) will be treated as “Covered Compensation” under the Partnership Savings and Retention Plan, vest and be payable in accordance with the terms of the underlying award agreement or letter (or the Partnership Savings and Retention Plan, if there is no separate award agreement or letter), and (ii) will be adjusted from and after the Effective Time in accordance with the Partnership Savings and Retention Plan.

(b) Prior to the Effective Time, TLP Holdings, the Partnership and the Partnership GP will cooperate to take all actions necessary, if any, to eliminate, as of the Effective Time, any obligation under the Partnership Equity Plans to grant or issue any rights with respect to Common Units or other Partnership Interests thereunder.

(c) As soon as practicable following the Effective Time, the Partnership shall file a post-effective amendment to the Form S-8 registration statement filed by the Partnership on February 11, 2015 deregistering all Common Units thereunder.

Section 3.4 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.

Section 3.5 No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership and the Partnership GP

Except as disclosed in (a) the Partnership SEC Documents filed with the SEC on or after December 31, 2015 and publicly available at least 24 hours prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section, the Partnership and the Partnership GP each represent and warrant to Parent as follows:

Section 4.1 Organization, Standing and Power. Each of the Partnership, the Partnership GP and the Partnership’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. The Partnership has made available to Parent prior to the execution of this Agreement a true and complete copy of the Organizational Documents of the Partnership and the Partnership GP (the “Partnership Organizational Documents”), in each case, as in effect as of the date of this Agreement.

Section 4.2 Authority.

(a) Each of the Partnership and the Partnership GP has all necessary partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership and the Partnership GP of this Agreement, and the consummation by the Partnership and the Partnership GP of the transactions contemplated hereby, have been duly authorized by the GP Board and approved by each of the GP Conflicts Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership or the Partnership GP (other than approval of TLP Holdings) is necessary to authorize the execution, delivery and performance by the Partnership and the Partnership GP of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and the Partnership GP and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the Partnership GP, enforceable against each of the Partnership and the Partnership GP in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The GP Conflicts Committee, at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iv) recommended that the GP Board submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners. Such action by the GP Conflicts Committee described in clause (ii) above constituted “Special Approval” (as defined in the Partnership Agreement) of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

(c) The GP Board (acting in part based upon the recommendation of the GP Conflicts Committee), at a meeting duly called and held, has (i) determined that each of the Merger, this Agreement and the transactions contemplated hereby is in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to submit this Agreement to a vote of the Limited Partners and (iv) recommended approval of this Agreement, including the Merger, by the Limited Partners.

Section 4.3 Capitalization; Subsidiaries.

(a) As of the close of business on November 23, 2018 (the “Measurement Date”), (i) the Partnership has no Partnership Interests or other equity interests issued and outstanding other than (A) 16,229,123 Common Units, (B) 331,206 General Partner Units representing the 2% General Partner Interest and (C) all of the Incentive Distribution Rights and (ii) (A) 175,612.4406 Common Units are issuable upon the settlement of all outstanding Partnership Phantom Units and (B) no Common Units are issuable upon the settlement of all outstanding Partnership Options. Section 4.3(a) of the Partnership Disclosure Schedule sets forth, as of the Measurement Date, (i) the aggregate number of outstanding rights to purchase or receive Common Units or other Partnership Interests granted under the Partnership Long-Term Incentive Plan or otherwise by the Partnership (including outstanding Partnership Phantom Units), organized by type of award and exercise or conversion price related thereto and (ii) with respect to each outstanding Partnership Phantom Unit, as applicable, the maximum number of Common Units issuable thereunder, the maximum number of Common Units used as a reference for payment thereunder, the exercise or conversion pricing related thereto, the grant date, the settlement date, whether or not it is subject to performance-based vesting, the amount vested and the outstanding Partnership Long-Term Incentive Plan pursuant to which the award was granted. Except as set forth above in this Section 4.3(a) or in Section 4.3(a) of the Partnership Disclosure Schedule, as of the date of this Agreement, there are not any Partnership Interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding Limited Partner Interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to any Liens (other than as set forth in the Partnership Agreement).

(b) Since December 31, 2017 to the date of this Agreement, the Partnership has not issued any Partnership Interests, voting securities or other equity interests or any securities convertible or exchangeable or exercisable for any Partnership Interests, voting securities or other equity interests, other than as set forth above in Section 4.3(a). Except as set forth in the Partnership Organizational Documents or the Partnership Subsidiary Documents, none of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or other equity interests of any Subsidiary of the Partnership. Except (i) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under the Partnership Long-Term Incentive Plans disclosed in Section 4.3(a) and outstanding as of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests (or any options, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity or equity-based interests) of the Partnership or any of its Subsidiaries.

(c) Other than ownership of its Subsidiaries, or as described in Section 4.3(c) of the Partnership Disclosure Schedule or the Partnership SEC Documents, the Partnership does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. Except as set forth in the Partnership SEC Documents, the Partnership owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

Section 4.4 No Conflicts; Consents.

(a) The execution and delivery by the Partnership and the Partnership GP of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Partnership, the Partnership GP or the Partnership’s Subsidiaries under, any provision of (i) assuming the Partnership Unitholder Approval is obtained, the Partnership Organizational Documents or the Partnership Subsidiary Documents, (ii) any Contract to which the Partnership or any Subsidiary of the Partnership is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.4(b), any Law applicable to the Partnership or the Partnership’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(a), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to the Partnership or Subsidiary thereof in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, (ii) (A) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (B) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (iv) such filings as may be required under the rules and regulations of the NYSE and (v) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect (it being agreed that for purposes of this Section 4.4(b), clause (G) of the definition of the term “Partnership Material Adverse Effect” (solely with respect to Proceedings) shall not be excluded in determining whether a Partnership Material Adverse Effect has occurred or would reasonably be expected to occur).

Section 4.5 SEC Documents; Undisclosed Liabilities.

(a) Since December 31, 2016, the Partnership has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act (the “Partnership SEC Documents”). At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Documents prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. None of the Partnership’s Subsidiaries or the Partnership GP is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Partnership included in the Partnership SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Except as reflected or reserved against in the consolidated balance sheet of the Partnership, as of December 31, 2017, or the notes thereto, included in the Partnership SEC Documents (such balance sheet and the notes thereto, the “Partnership Balance Sheet”), the Partnership and its Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since the date of the Partnership Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Partnership or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities reflected or reserved against in the unaudited quarterly financial statements (including, the notes thereto) of the Partnership included in the Partnership SEC Documents, (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby and (v) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Partnership Material Adverse Effect.

(d) The Partnership has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to the date of this Agreement, the Partnership’s auditors and the GP Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

Section 4.6 Opinion of Financial Advisor. The GP Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of November 25, 2018, to the effect that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration described in Section 3.1(a) to be received by the Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders (such opinion, the “Partnership Fairness Opinion”). The Partnership shall forward to Parent, solely for informational purposes, a copy of such written opinion promptly following the execution of this Agreement.

Section 4.7 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the Partnership GP specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership and the Partnership GP make no representation or warranty with respect to information supplied by or on behalf of Parent or TLP Holdings for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.8 Legal Proceedings. Except (a) as would not individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of the Partnership or the Partnership GP to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (i) there is no Proceeding pending or, to the Knowledge of the Partnership or the Partnership GP, threatened against, or, to the Knowledge of the Partnership or the Partnership GP, any pending or threatened material governmental or regulatory investigation of the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries and (ii) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the Knowledge of the Partnership or the Partnership GP, threatened to be imposed, against the Partnership, the Partnership GP or any of the Partnership’s Subsidiaries.

Section 4.9 Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the GP Conflicts Committee. The Partnership has heretofore made available to Parent a correct and complete copy of the GP Conflicts Committee’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any other express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives) of, or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership and the Partnership GP acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership and the Partnership GP have not relied on, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives has made, any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of TLP Holdings, Parent and Merger Sub

As an inducement for the Partnership to enter into this Agreement, TLP Holdings, Parent and Merger Sub each hereby represent and warrant to the Partnership as follows:

Section 5.1 Organization, Standing and Corporate Power. Each of TLP Holdings, Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of TLP Holdings, Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement. Parent has made available to the Partnership prior to the execution of this Agreement a true and complete copy of the Organizational Documents of Parent (the “Parent Organizational Documents”) and the comparable Organizational Documents of TLP Holdings and Merger Sub, in each case, as in effect as of the date of this Agreement.

Section 5.2 Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Parent are beneficially owned by TLP Holdings. All of the issued and outstanding limited liability company interests of Merger Sub are beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Ownership of Partnership Units. As of the date of this Agreement, TLP Holdings, Equity Holdings and their respective Affiliates, taken together, are the beneficial owners of (i) 3,166,704 Common Units of the Partnership, (ii) all of the General Partner Units of the Partnership and (iii) the Incentive Distribution Rights.

Section 5.4 Authority; Noncontravention.

(a) Each of TLP Holdings, Parent and Merger Sub has all requisite corporate, limited liability company or other applicable entity power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of TLP Holdings, Parent and Merger Sub and the consummation by TLP Holdings, Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of TLP Holdings, Parent and Merger Sub. This Agreement has been duly executed and delivered by each of TLP Holdings, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Partnership and the Partnership GP, constitutes a legal, valid and binding obligation of each of TLP Holdings, Parent and Merger Sub, enforceable against each of TLP Holdings, Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Parent Board has duly and validly adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole member of Merger Sub, has duly and validly adopted resolutions (i) declaring that it is in the best interests of Merger Sub that Merger Sub enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement and (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by TLP Holdings, Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or give rise to any right of notice, acceleration or termination under, or result in the creation of any Lien upon any of the properties or assets of TLP Holdings, Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable Organizational Documents of TLP Holdings or any of Parent’s Subsidiaries, including Merger Sub, or (ii) subject to the filings and other matters referred to in Section 5.5, (A) any Contract to which TLP Holdings, Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to TLP Holdings, Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) above, any such items that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of TLP Holdings, Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

(c) Simultaneously with the execution of this Agreement, Parent, TLP Holdings and Equity Holdings will have executed and delivered the Support Agreement.

Section 5.5 Governmental Approvals. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to TLP Holdings, Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by TLP Holdings, Parent and Merger Sub or the consummation by TLP Holdings, Parent and Merger Sub of the Merger, except for (a) compliance with and filings under the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (c) the filing of a Rule

13e-3 transaction statement on Schedule 13E-3 relating to the Partnership Unitholder Approval and the transactions contemplated hereby (as amended or supplemented, the “Schedule 13E-3”), (d) any consents, approvals, orders, authorizations, registrations, declarations, filings and notices, required for TLP Holdings, Parent or Merger Sub to perform their respective obligations under Section 6.3 and (e) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of TLP Holdings, Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement.

Section 5.6 Legal Proceedings. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of TLP Holdings, Parent or Merger Sub to consummate the Merger or comply with their respective obligations under this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the knowledge of TLP Holdings or Parent, threatened against, or, to the knowledge of TLP Holdings or Parent, any pending or threatened material governmental or regulatory investigation of, TLP Holdings, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Authority outstanding or, to the knowledge of TLP Holdings or Parent, threatened to be imposed, against TLP Holdings, Parent or any of its Subsidiaries.

Section 5.7 Access to Information. Each of Parent and Merger Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.8 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.9 Brokers and Other Advisors. Except for Barclays Capital Inc., the fees and expenses of which will be paid by Parent or an Affiliate thereof, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or transactions contemplated hereby based on arrangements made by or on behalf of TLP Holdings, Parent, Merger Sub or any of their respective Affiliates.

Section 5.10 Available Funds. Parent has delivered to the Company a true, correct and complete fully executed copy of the Term Loan Facility and that certain equity commitment letter delivered by ArcLight Energy Partners Fund VI, L.P. to Parent, dated as of the date of this Agreement (the “Equity Commitment Letter” and together with the Term Loan Facility, the “Financing Documents”) and, in each case, including all exhibits, schedules, annexes and amendments to such agreements in effect as of the date of this Agreement, pursuant to which and subject to the terms and conditions thereof, each of the parties thereto (other than Parent), has severally agreed and made available the Debt Financing, and committed to provide the equity financing set forth in the Equity Commitment Letter (“Equity Financing,” and together with the Debt Financing, the “Financing”). The Financing Documents have not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Financing Documents have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Financing Documents are in full force and effect and constitute the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto, except as such enforcement may be limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. There are no conditions precedent to the funding of the full amount of the Financing other than as expressly set forth in the Financing Documents. There are no other agreements, side letters or arrangements that would permit the parties to the Financing Documents to reduce the amount of the Financing, impose additional conditions precedent or that would otherwise materially affect the availability of the Financing on the Closing Date. The Financing Documents provide Parent with binding financial commitments that, when funded at Closing (assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.3) will provide Parent with funds sufficient to consummate the Merger, pay the Merger Consideration and pay all of the fees and expenses of Parent and Merger Sub required to be paid at the Closing. As of the date of this Agreement, no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a default), in each case, on the part of Parent under the Financing Documents or, to the knowledge of Parent, any other party to the Financing Documents.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes or has made any other express or implied representation or warranty with respect to, Parent or Merger Sub or with respect to any other information provided to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or the Partnership GP or any other Person resulting from the distribution to the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP, the GP Board, the GP Conflicts Committee or their respective Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties contained in Article IV, Parent and Merger Sub have not relied on and none of the Partnership, Partnership GP or any of their respective Affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning the Partnership, the Partnership GP or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership, the Partnership GP or any of their respective Affiliates or Representatives.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1 Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Unitholder Meeting.

(a) As promptly as practicable following the date of this Agreement, the Partnership, Partnership GP, Parent and Merger Sub shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13e-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners as promptly as practicable after the date of this Agreement. Each of Parent, Merger Sub, the Partnership and the Partnership GP shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership, with Parent’s and Merger Sub’s cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the Partnership or Parent and Merger Sub, as applicable, without providing the Partnership or Parent and Merger Sub, as applicable, a reasonable opportunity to review and comment thereon, which comments the Partnership or Parent and Merger Sub, as applicable, shall consider and implement in good faith.

(b) The Partnership shall, with Parent’s and Merger Sub’s cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Limited Partners, including any postponements, adjournments or recesses thereof (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 6.3, the Partnership shall, through the GP Board (unless the GP Conflicts Committee has made a Partnership Adverse Recommendation Change) and the GP Conflicts Committee, recommend to the Limited Partners approval of this Agreement and the Merger (collectively, the “Partnership Board Recommendation”) and use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and, subject to Section 6.3, the Partnership Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 6.3, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the GP Conflicts Committee of the Partnership Board Recommendation or the GP Conflicts Committee’s or the GP Board’s approval of this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (B) for the absence of quorum, (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the GP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting or (D) if the Partnership has delivered any notice contemplated by Section 6.3(c) and the time periods contemplated by Section 6.3(c) have not expired; provided, however, that in each case, the Partnership shall not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two (2) Business Days prior to the Outside Date.

(c) Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with Parent’s and Merger Sub’s cooperation, shall submit this Agreement to the Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

Section 6.2 Conduct of Business. Except (i) as provided in this Agreement, (ii) as required by applicable Law, (iii) as provided in any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights of Parent or its Affiliates have to consent to any of the actions in this Section 6.2 in any other Contract or agreement)), during the period from the date of this Agreement until the Effective Time, each of the Partnership GP and the Partnership shall not, and shall cause each of their respective Subsidiaries not to, and TLP Holdings shall not cause the Partnership or the Partnership GP to:

(a) (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of clause (A) or (B) that could not reasonably be expected to have a Partnership Material Adverse Effect or (ii) take any action that could reasonably be expected to have a Partnership Material Adverse Effect, or materially delay any approvals required for, or the consummation of, the transactions contemplated hereby;

(b) other than (x) annual compensatory equity awards granted to non-employee directors of the GP Board in the ordinary course and (y) any rights to purchase or receive Common Units, Phantom Units or other rights pursuant to the existing terms of awards previously granted under the Partnership Equity Plans that are outstanding as of the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c) (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by the Partnership Long-Term Incentive Plan or (iii) enter into any Contract with respect to the voting of its Partnership Interests;

(d) (i) sell, lease or dispose of any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 6.2(e)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice or (iii) convert from a limited partnership or limited liability company (as applicable), as the case may be, to any other business entity;

(e) make or declare dividends or distributions to the Unitholders or holders of other equity interests in the Partnership, in each case other than as provided pursuant to Section 6.18;

(f) amend the Partnership Agreement or the Partnership GP LLC Agreement, as in effect on the date of this Agreement;

(g) enter into any Material Contract, except as would not have a Partnership Material Adverse Effect and as would not be materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole;

(h) enter into, adopt, or agree to any collective bargaining agreement or other Contract with any labor organization;

(i) hire, engage or otherwise enter into any employment, independent contractor or consulting Contract, agreement or arrangement whose base compensation would reasonably be expected to exceed $150,000 on an annualized basis;

(j) implement any employee layoffs or plant closings that could implicate the WARN Act;

(k) modify, amend, terminate or assign, or waive or assign any rights under, any Material Contract in a manner that is materially adverse to Parent, Merger Sub and their respective Subsidiaries, taken as a whole, or which would have a Partnership Material Adverse Effect;

(l) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding, seeking damages or injunction or other equitable relief, that (i) is material to the Partnership and its Subsidiaries, taken as a whole, or (ii) is a claim, action or Proceeding relating to the transactions contemplated hereby;

(m) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any applicable regulatory authorities;

(n) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material Proceeding relating to Taxes or (iii) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(o) other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities or intercompany money pool arrangements, (ii) create any Lien on its property or the property of its Subsidiaries to secure indebtedness or (iii) enter into any Contract having the economic effect of any of the foregoing;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions to the Closing set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(r) agree or commit to do anything prohibited by clauses (a) through (q) of this Section 6.2.

Section 6.3 No Solicitation; Partnership Adverse Recommendation Change.

(a) The Partnership and Partnership GP shall, and each shall exercise their reasonable best efforts to cause their own, and the Partnership’s Subsidiaries’, respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, require the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Acquisition Proposal. Neither the Partnership nor the Partnership GP shall, and the Partnership shall exercise its reasonable best efforts to cause its own Subsidiaries and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing confidential information) or take any other action intended to lead to any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Acquisition Proposal, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or similar agreement relating to an Acquisition Proposal, or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Partnership Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Acquisition Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for Common Units within ten (10) Business Days after commencement of such offer, or resolve or agree to take any of the foregoing actions. Without limiting the foregoing, it is understood and agreed that (a) any violation of the foregoing restrictions by the Partnership’s Subsidiaries or Representatives acting by or on behalf of the Partnership (other than any violation caused by or at the direction of TLP Holdings, Parent or their respective Affiliates) will be deemed to be a breach of this Section 6.3 by the Partnership and (b) no act or failure to act by TLP Holdings, Parent or any of their respective Affiliates or Representatives shall be a violation or breach of this Section 6.3 by the Partnership or the Partnership GP. Notwithstanding the foregoing, but subject to the limitations in Section 6.3(c) or (d), at any time prior to obtaining the Partnership Unitholder Approval, nothing contained in this Agreement shall prohibit the Partnership, the Partnership GP or any of their Representatives from furnishing or making available any information or data pertaining to the Partnership, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Acquisition Proposal that did not result from a material breach of this Section 6.3 (a “Receiving Party”), if, and only to the extent that, (i) the GP Conflicts Committee after consultation with its outside legal counsel and financial advisor, determines in its good faith judgment that failure to take such action would constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law and (ii) prior to furnishing or making available any such non-public information to such Receiving Party, the Partnership receives from such Receiving Party an executed Confidentiality Agreement (and Parent and its Affiliates agree to comply with the confidentiality obligations of the Partnership therein, if any).

(b) Except as expressly permitted by this Section 6.3, the Partnership and the Partnership GP shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) take any action set forth in clause (iv) of Section 6.3(a) of this Agreement or (ii) fail to include the Partnership Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s or the Partnership GP’s Subsidiaries, or the Partnership’s or the Partnership GP’s Representatives other than any violation caused by or at the direction of TLP Holdings, Parent or their respective Affiliates shall be deemed to be a breach of this Section 6.3 by the Partnership and the Partnership GP.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance in all material respects with this Section 6.3(c), the GP Conflicts Committee, may make a Partnership Adverse Recommendation Change, if the GP Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would constitute a breach of, or be otherwise inconsistent with, the GP Conflicts Committee’s duties under the Partnership Agreement or applicable Law, provided, however, that the GP Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i) the GP Conflicts Committee has provided prior written notice to Parent (“Notice of Proposed Adverse Recommendation Change”) specifying in reasonable detail the reasons for such action at least three (3) days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given if there are fewer than three (3) days prior to the expected date of the Partnership Unitholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii) during the Partnership Notice Period, the GP Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not constitute a breach of, or be otherwise inconsistent with, the GP

Conflicts Committee’s duties under the Partnership Agreement or applicable Law, provided, however, that the GP Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

(d) In addition to the other obligations of the Partnership set forth in this Section 6.3, the Partnership shall promptly advise Parent and the GP Board, orally and in writing, and in no event later than forty-eight (48) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Acquisition Proposal, and shall, in any such notice to Parent and the GP Board, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent and the GP Board reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership shall promptly provide Parent and the GP Board with copies of any additional written materials received by the Partnership or that the Partnership has delivered to any third party making an Acquisition Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

Section 6.4 Consummation of the Merger; Financing.

(a) Subject to the terms and conditions of this Agreement, TLP Holdings and Parent, on the one hand, and each of the Partnership and the Partnership GP, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including making the required filings under the HSR Act within ten (10) Business Days after the date of this Agreement), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby (the “Required Regulatory Approvals”) and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, provided that nothing in this Agreement will require any of Parent, Merger Sub, the Partnership, the Partnership GP or any of their respective Affiliates to offer, accept, agree to, or commit to agree to, a Divestiture Condition with respect to any businesses or assets owned as of the date hereof in order to obtain any approval or consent under applicable Antitrust Laws.

(b) Each of the Parties shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other Party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences.

(c) Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the Closing Date on the terms and conditions described in Term Loan Facility, including (i) maintaining in effect the Term Loan Facility and the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions applicable to the Debt Financing in the Term Loan Facility that are within its control and comply with all obligations thereunder and causing the Debt Financing to be consummated, (iii) causing the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter and (iv) consummating the Financing at or prior to the Closing. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify or waive any of its rights under the Term Loan Facility with respect to the Debt Financing or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of such Term Loan Facility that amends the Debt Financing or substitutes any other financing source for all or any portion of the Debt Financing shall not reduce the amount of the Debt Financing or expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing, in each case, as set forth in the Term Loan Facility, in a manner that would materially prevent, impede or delay the Closing beyond the Outside Date. If any portion of the Debt Financing becomes unavailable, there occurs a breach or repudiation by any party to the Equity Commitment Letter or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, Parent shall promptly notify the Partnership of such event and the reasons therefor and, not withstanding Section 6.4(a)(i), use commercially reasonable efforts to arrange, consummate and obtain alternative debt financing from the same or alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement, upon terms and conditions no less favorable, in the aggregate, to Parent or the Partnership (as determined in the reasonable judgment of Parent) than those in the Term Loan Facility as in effect on the date hereof as promptly as practicable following the occurrence of such event. Parent shall provide the Partnership with a true and complete copy of a new credit agreement or term loan facility that provides for such alternative debt financing, if any.

(d) Until the Effective Time or the earlier termination of this Agreement, TLP Holdings, Equity Holdings and Parent shall not (i) amend, modify, revoke or supplement the Support Agreement, or (ii) directly or indirectly (A) other than the Sponsor Unit Transfer, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by distribution, by operation of Law or otherwise), any Common Units owned by TLP Holdings or Equity Holdings as of the date hereof, (B) deposit any Common Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Section 6.4(d), or (C) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clauses (A) or (B). In addition, other than the Sponsor Unit Transfer, TLP Holdings and Equity Holdings shall not at any time on or before the Effective Time or the earlier termination of this Agreement, directly or indirectly, by merger or otherwise, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, any equity or other ownership interest in the Partnership.

(e) Until the Effective Time or the earlier termination of this Agreement, TLP Holdings and Parent will not, and will not recommend or direct any of their respective Subsidiaries to, acquire record or beneficial ownership of any additional Units.

Section 6.5 Public Announcements. The initial press release or releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Partnership. Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party); provided, however, that the Partnership shall not be required by this Section 6.5 to consult with any other Party with respect to a public announcement in connection with a Partnership Adverse Recommendation Change but nothing in this proviso shall limit the obligations of the Partnership, the Partnership GP, the GP Board or the GP Conflicts Committee under Section 6.3; provided, further, that each Party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent, the Partnership or the Partnership GP in compliance with this Section 6.5.

Section 6.6 Access to Information. Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.

Section 6.7 Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify, defend and hold harmless against any cost or expenses (including attorneys’ fees), judgments, settlements, fines and other sanctions, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding, and provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the Partnership GP and their applicable Subsidiaries immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership and the Partnership GP or any of their respective successors or assigns, if applicable, shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and their Subsidiaries than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.7(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against the Surviving Entity and the Partnership GP and their respective successors and assigns.

(b) The Partnership shall, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(c) The rights of any Indemnified Person under this Section 6.7 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of the Partnership and the Partnership GP, any indemnification agreements, or the DLLCA and DRULPA. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.7 are asserted or made within such six (6) year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity and/or the Partnership GP, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii)

transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Partnership GP shall assume the obligations of Parent and the Partnership GP set forth in this Section 6.7.

Section 6.8 Fees and Expenses. Except as otherwise provided in Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the filing fee under the HSR Act and any other applicable Antitrust Law.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Partnership and the Partnership GP shall, with Parent’s and Merger Sub’s cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Units (including derivative securities with respect to Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.11 GP Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, TLP Holdings shall not, and it shall not permit any of its Subsidiaries to, take any action intended to cause the Partnership GP to, without the consent of a majority of the then-existing members of the GP Conflicts Committee, eliminate the GP Conflicts Committee, revoke or diminish the authority of the GP Conflicts Committee or remove or cause the removal of any director of the Partnership GP that is a member of the GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12 Performance by Partnership GP. TLP Holdings shall cause the Partnership GP to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the Partnership GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the Partnership GP and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its Affiliates or Representatives.

Section 6.13 Tax Matters. For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree that the Merger shall be treated under Rev. Ruling 99-6, 1999-1 CB 432 (i) as a sale by holders of the Common Units that are converted into the right to receive the Merger Consideration of such Common Units to the Parent, and (ii) with respect to Parent, as a liquidating distribution of the Partnership’s assets to Parent and the other holders of Common Units followed by a purchase by Parent of the Partnership’s assets that are deemed distributed to the other holders of Common Units. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.14 Takeover Statutes. The Partnership, the Partnership GP and Parent shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.15 No Rights Triggered. The Partnership and the Partnership GP shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.

Section 6.16 Notification of Certain Matters. Each of the Partnership, the Partnership GP and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or (d) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.17 Transaction Litigation. The Partnership shall give TLP Holdings and Parent prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, the Partnership GP or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.18 Distributions. Until the Effective Time or the earlier termination of this Agreement, the Partnership GP shall, subject to compliance with applicable law, declare, and cause the Partnership to pay, regular quarterly cash distributions to Unitholders at the quarterly per unit distribution rate of $0.805, with the payment date and record date for each quarterly distribution to occur in accordance with the Partnership Agreement and the NYSE listing standards, and, in the case of the payment date, no later than 45 days after the end of each fiscal quarter.

Section 6.19 Sponsor Unit Transfer. Prior to Closing, Equity Holdings and TLP Holdings shall have completed the Sponsor Unit Transfer.

ARTICLE VII

Conditions Precedent

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Partnership Unitholder Approval. The affirmative vote or consent in favor of the approval of this Agreement and the Merger by the majority of the issued and Outstanding Common Units (the “Partnership Unitholder Approval”).

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and (ii) the Required Regulatory Approvals shall have been obtained and shall be in full force and effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the Partnership GP contained in Sections 4.1, 4.2, 4.3 and 4.4 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Partnership and the Partnership GP contained in Article IV of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Performance of Obligations of the Partnership and Partnership GP. The Partnership and the Partnership GP shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Parent and Merger Sub shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of TLP Holdings, Parent and Merger Sub contained in Sections 5.1 and 5.4 are true and correct, except for any de minimis inaccuracies, and (ii) the other representations and warranties of the Parent and Merger Sub contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of TLP Holdings, Parent and Merger Sub shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Certificate. The Partnership shall have received a certificate of an authorized executive officer of TLP Holdings, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the Partnership GP may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

(b) Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of either such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

ARTICLE VIII

Termination

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Partnership and Parent duly authorized by the GP Conflicts Committee and the Parent Board, respectively.

(b) by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent:

(i) if the Closing shall not have been consummated on or before June 30, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to (A) the Partnership or Parent, as applicable, if the failure to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP, and in the case of Parent, Parent, TLP Holdings or Merger Sub, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent, as applicable, if, in the case of Parent, the Partnership or the Partnership GP, and in the case of the Partnership, TLP Holdings, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8);

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Parent, as applicable, if such Restraint was due to the failure of, in the case of the Partnership, the Partnership or the Partnership GP and, in the case of Parent, TLP Holdings, Parent or Merger Sub, to perform in all material respects any of its obligations under this Agreement; or

(iii) if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained.

(c) by Parent:

(i) if a Partnership Adverse Recommendation Change shall have occurred; or

(ii) if the Partnership or the Partnership GP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the Partnership GP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership or the Partnership GP within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure or (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if TLP Holdings, Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership (acting in accordance with the last sentence of Section 9.2) if TLP Holdings, Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Support Agreement (or if any such representations or warranties of TLP Holdings, Parent or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured, or is not cured, by TLP Holdings, Parent or Merger Sub within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the Partnership GP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(e) by the Partnership, if (A) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (B) the Partnership GP has confirmed by irrevocable written notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each of the Partnership and the Partnership GP stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five (5) Business Day period immediately thereafter (such notice, a “Closing Failure Notice”), and (C) the Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five (5) Business Day period after the date of the delivery of a Closing Failure Notice.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 6.8, Section 6.17, Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Merger Sub or the Partnership and the Partnership GP or their respective directors, officers and Affiliates, provided, however, that no such termination shall relieve the Partnership from its obligation to pay the Parent Expenses as and when required pursuant to Section 8.3 or from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement; provided further, however, that, in the event of the Partnership’s or the Partnership GP’s intentional and material breach of this Agreement or intentional fraud, then Parent shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature (including reasonable attorneys’ fees and time value of money). For the avoidance of doubt, there shall be no liability on the part of the Partnership GP or the Partnership if this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) other than the payment of expenses pursuant to Section 8.3(b). Notwithstanding the foregoing, in no event shall the Partnership GP or the Partnership have any liability for any matter set forth in the proviso of the first sentence of this Section 8.2(a) for any action taken or omitted to be taken by the Partnership GP, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent, any of its Subsidiaries or any of their respective Affiliates or Representatives.

(b) Notwithstanding Section 8.2(a) or anything else to the contrary in this Agreement, in the event of termination of this Agreement pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(b)(i) if the Partnership could have terminated pursuant to Section 8.1(d), then Parent shall, within two (2) Business Days after the date of such termination, deliver an amount equal to the “Parent Termination Fee,” defined as $27,000,000, to the Partnership (or its designated Subsidiary assignee) by wire transfer of immediately available funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount of the Parent Termination Fee, and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, it is agreed that the Parent Termination Fee is a liquidated damage and not a penalty. Each Party acknowledges that the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties hereto would not have entered into this Agreement; accordingly, if Parent fails to timely pay the Parent Termination Fee when due pursuant to this Section 8.2(b) and, in order to obtain the payment, the Partnership commences a Proceeding which results in a judgment against Parent for any payment set forth in this Section 8.2(b), Parent shall pay the Partnership its reasonable and documented out-of-pocket costs and expenses (including outside attorney’s fees and disbursements) in connection with such Proceeding. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Parent Termination Fee (together with the specific performance rights in accordance with Section 9.8) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil or directly or indirectly through any other Person) of the Partnership or the Partnership GP or any of their respective Affiliates or any other Person against Parent, TLP Holdings, Equity Holdings, Merger Sub or any of their respective Affiliates, the Debt Financing Sources or any direct or indirect, former, current or future, equity holder or Representative of any of the foregoing (each a “Parent Related Party”), for any damages, liabilities or other adverse consequence incurred by the Partnership, the Partnership GP or any of their respective Affiliates or any of its or their respective Representatives or any other Person for any failure by Parent and Merger Sub to effect the Closing for any or no reason or any other breach by Parent, TLP Holdings or Merger Sub of this Agreement, and the Partnership, Partnership GP and their respective Affiliates shall not otherwise be entitled to make any claim against any Parent Related Parties, and Parent Related Parties shall have no further liability to the Partnership, the Partnership GP or any of their receptive Affiliates or any other Person therefor, except that the Partnership may seek specific performance of Parent’s and Merger Sub’s obligations hereunder as and only to the extent permitted under Section 9.8; provided, however, that in no event shall the Partnership, the Partnership GP or any of their respective Affiliates be entitled to a grant of both specific performance pursuant to Section 9.8 and the Parent Termination Fee. The Parent Related Parties are intended third-party beneficiaries of this Section 8.2.

Section 8.3 Parent Expenses.

(a) If this Agreement is validly terminated by the Partnership or Parent pursuant to the provisions of Section 8.1(b)(iii) (No Partnership Unitholder Approval), the Partnership shall pay to Parent the Parent Expenses, and such payment shall be made within two (2) Business Days after such termination.

(b) If this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i) (Partnership Adverse Recommendation Change) or Section 8.1(c)(ii) (Partnership Terminable Breach), the Partnership shall pay to Parent the Parent Expenses concurrently with such termination.

(c) Any payment of Parent Expenses shall be made by wire transfer of immediately available funds to an account designated by Parent.

ARTICLE IX

Miscellaneous

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent Board and the GP Board; provided, however, that this Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is approved by the GP Conflicts Committee; provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or Partnership GP is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent or agreement must be authorized by the GP Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither the Partnership nor the Partnership GP shall take or authorize any such action without the prior approval of the GP Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, TLP Holdings, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary of Parent, but no such assignment shall relieve TLP Holdings, Parent or Merger Sub of any of its obligations hereunder and (ii) the Partnership may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Subsidiary of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Support Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12, (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred) to receive amounts to which they are entitled to receive pursuant to Section 3.1(g) and (iii) the Parent Related Parties as set forth in Section 8.2(b). Notwithstanding anything to the contrary in this Agreement, Section 9.7(b), Section 9.7(c), Section 9.7(d), Section 9.11 and Section 9.12 shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b) Notwithstanding anything herein to the contrary, each Related Party (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than sections 5 1401 and 5-1402 of the New York General Obligations Law).

(d) EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

Section 9.8 Specific Performance.

(a) The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including with respect to the Partnership or the Partnership GP, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership or the Partnership GP shall be entitled to specific performance of Parent’s or Merger Sub’s obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2) at the time when the Closing would have been required to occur but for the failure of the Equity Financing to be funded, (ii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, (iii) the Debt Financing has been funded or will be funded at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iv) the Partnership has confirmed in a written notice delivered to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Partnership and Partnership GP will take all actions that are within their control to cause the Closing to occur.

(c) For the avoidance of doubt, while the Partnership or Partnership GP may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Parent Termination Fee, under no circumstances shall Parent be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

Section 9.9 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by facsimile transmission, or mailed through a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, TLP Holdings or Merger Sub, to:

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, MA 02116

Attention: Ted Burke

Fax: (617) 867-4698

Email: tburke@arclightcapital.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, Texas 77002

Attention: Douglas Bacon

E-mail: douglas.bacon@kirkland.com

Attention: Kim Hicks

E-mail: kim.hicks@kirkland.com

If to the Partnership or the Partnership GP, to:

TransMontaigne Partners L.P.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attn: Mark Huff, President

Attn: Michael A. Hammell, Executive Vice President, General Counsel and Secretary

Facsimile No.: (303) 626-8238

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Ryan Maierson

E-mail: ryan.maierson@lw.com

Notices will be deemed to have been received (x) on the date of receipt if (i) delivered by hand or nationally recognized overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) Business Days after dispatch by certified or registered mail.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Sections 8.2(b), 9.8(b) and 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Sections 8.2(b), 9.8(b) and 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership or the Partnership GP be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11 Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party (other than TLP Holdings) shall have any rights or claims against any Financing Source in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Related Party (other than TLP Holdings) in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any credit document related thereto. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

Section 9.12 Non-Recourse. Except for any claim or cause of action arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC, and any remedy against the Guarantor with respect to their respective obligations and liabilities expressly provided for under the Limited Guarantee and the Equity Commitment Letter, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Except for any liability or obligation arising under or related to any letter of transmittal or documentation delivered in connection with payment of Merger Consideration through DTC, and any remedy against the Guarantor with respect to their respective obligations and liabilities expressly provided for under the Limited Guarantee and the Equity Commitment Letter, no former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted assignees under Section 9.4) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including the Merger (including the breach, termination or failure to consummate any of the transactions contemplated by this Agreement, including the Merger), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT

TLP FINANCE HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

MERGER SUB

TLP MERGER SUB, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

TLP HOLDINGS

TLP ACQUISITION HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

[Signature Page to Agreement and Plan of Merger]

SOLELY FOR THE PURPOSES OF SECTION 6.19, EQUITY HOLDINGS

TLP EQUITY HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

[Signature Page to Agreement and Plan of Merger]

PARTNERSHIP

TRANSMONTAIGNE PARTNERS L.P.

By:	TransMontaigne GP L.L.C., its general partner

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

PARTNERSHIP GP

TRANSMONTAIGNE GP L.L.C.

By:	/s/ Frederick W. Boutin
Name: Frederick W. Boutin
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]